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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


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[X]  Soliciting Material Under Rule 14a-12

                               DT INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Charter)

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     1)   Title of each class of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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On May 13, 2002, DT Industries, Inc. (the "Company") held a conference call concerning its recently-announced financial recapitalization transaction. Upon completion of the recapitalization, the Company will (1) extend the maturity date under its senior credit facility from July 2, 2002 to July 2, 2004; (2) sell shares of its common stock in a private placement; (3) repay a portion of the outstanding indebtedness under its credit facility; (4) reduce the outstanding 7.16% Convertible Preferred Securities of DT Capital Trust (and the related junior subordinated debentures of the Company held by the Trust) (the "TIDES") through an exchange of half of the aggregate principal amount of the TIDES, plus all accrued and unpaid interest through March 31, 2002, for shares of common stock; and (5) amend the terms of the remaining TIDES. A copy of the transcript of the Company's conference call, which will be available for telephone and webcast replay, is set forth below.

The Company has filed its preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission with respect to the special meeting of stockholders, which is expected to be held in mid-June. At the special meeting, the Company's stockholders will be asked to approve the issuance of 6,260,658 shares in conjunction with the exchange of $35,000,000 of 7.16% Convertible Preferred Securities of DT Capital Trust, plus all accrued and unpaid interest through March 31, 2002, at an exchange price of $8.00 per share and the sale of 7,000,000 shares in a private placement to several current stockholders at $3.20 per share. The Company's stockholders are urged to read the preliminary proxy statement, and any other relevant documents filed by the Company with the SEC, because they contain or will contain important information about the Company and the proposed transactions. You may obtain these documents free of charge at the web site maintained by the SEC at http://www.sec.gov. In addition, you may obtain these documents free of charge by making your request to the Company's General Counsel, Dennis Dockins, at 907 West Fifth Street, Dayton Ohio 45407, telephone number: 937/586-5600.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the issuance of common stock in the private placement and the TIDES restructuring. Information regarding the Company's directors and executive officers is included in the Company's proxy statement for its 2001 Annual Meeting, which was filed with the SEC on October 4, 2001. More recent information regarding the beneficial ownership interests in Company common stock of the Company's directors and executive officers, and additional information regarding the Company, is included in the preliminary proxy statement regarding the proposed issuance of common stock in the private placement and the TIDES restructuring filed with the SEC on May 9, 2002.

                      **  TRANSCRIPT OF CONFERENCE CALL  **

Operator:             Good morning. My name is Toni and I will be your
                      conference facilitator today.

                      At this time, I would welcome everyone to the DT Industries conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

                      If you would like to withdraw your question, press the pound key.

                      Thank you Ms. Fortuna, you may begin your conference.

Lisa Fortuna:         Good morning everyone and thank you for joining us for the
                      DT Industries conference call.

                      Before we begin, I want to remind everyone that certain information contained in this conference call will include forward-looking statements. These statements, comprising all statements herein which are not historical, are based upon information currently available to the company regarding the company's expectations about its future results, performance, liquidity, financial condition, prospects and opportunities, and the company's ability to execute the financial recapitalization agreements and consummate the financial recapitalization transaction on a timely basis.


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                      These statements are made pursuant to the safe harbor
                      provisions of the Private Securities Litigation Reform Act of 1995.

                      References to the words believe, expect, anticipate, should, achieve, to support and similar expressions used herein indicate such forward-looking statements.

                      The company's actual results, performance, liquidity, financial condition, prospects, and opportunities could differ materially from those expressed in or implied by any forward-looking statements as a result of various factors including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant costs overruns on projects, excess product warranty expenses, collectibility of passed due customer receivables, significant restructuring or other special non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced restated financial statements, the company's ability to implement operational and financial systems to manage the company's decentralized operations, and other factors described in the company's filings with the US SEC.

                      The company may suffer delays in finding and consummating the financial recapitalization and there can be no assurance that the company will be able to execute the financial recapitalization documents soon or consummate the financial recapitalization prior to July 2, 2002, which is when the company's credit facility currently matures and the private placement purchasers and TIDES holders will be able to terminate their agreements if at all.



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                      The ability of the company to execute the financial
                      recapitalization documents or consummate the financial recapitalization on a timely basis could also cause the company's actual results, performance, liquidity, financial condition, prospects, and opportunities to differ materially from those expressed in or implied by any forward-looking statements.

                      I will now turn the call over to Jack Casper, CFO of DT Industries.

Jack Casper:          Good morning. Thank you for joining us to discuss our
                      recently announced recapitalization plans. With me is Steve Perkins, President and CEO of the company, Dennis
                      Dockins our General Counsel, Christine Kelly, our investment advisor with William Blair and Company, and Herb Wander, our outside legal advisor from Katten, Muchin, Zavis and Roseman in Chicago.

                      The company has filed its preliminary proxy on Schedule 14a with the SEC with respect to the special meeting of stockholders, which we expect to be held in mid June in connection with our stock issuance and common stock sale aspect of the transactions.

                      These transactions, which I'll be talking about, are dependent upon each other to provide the overall recapitalization. The three parts of it is the extension of our senior credit facility from July 2, 2002 to July 2, 2004, which on consummation we expect to repay approximately $16.3 million of the outstanding indebtedness under the facility and concurrently reduce the lenders' commitments by approximately $12 million.

                      The second part is we expect to sell 7 million shares of the common stock in a private placement to several current stockholders at a purchase price of $3.20 a share, for an increase of capital of $22.4 million less expenses and taxes.


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                      And I would like to thank our - publicly thank our equity
                      holders for expressing the support that they have because when they made their decision our closing price at that time was between $3.05 and $3.25. So thank you.

                      And the third part is with our TIDES holders, where they're going to reduce the outstanding 7.16% convertible preferred securities of the company by approximately $50.1 million through an exchange of half of the outstanding amount -- the face amount of that issue is $70 million -- plus all of the accrued and unpaid interest through the 31 of March or 6,260,658 shares of the company's common stock at an exchange price of $8.

                      And at the same time we'll amend the terms of the remaining $35 million of TIDES by reducing their conversion price from $38.75 to $14 per share and shortening the maturity from May 31, 2012 to May 31, 2008.

                      And the final thing is in the TIDES portion is that interest will not accrue to the company from the period from March 31, 2002 until July 2, 2004.

                      Now the effects of this, when these transactions take place, which we expect again to happen around mid-June, on the capital structure of the company will be to lower the debt to equity ratio from currently around 2:1 to approximately 0.65:1. And the total debt as a percent of total capitalization will go from roughly 67% to 40%.

                      That is roughly the summation of how we see the transactions happening in mid June and I'd like to open the lines for any questions that our listeners may have.


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Operator:             At this time I would like to remind everyone, in order to
                      ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      At this time there are no questions.

Jack Casper:          Let's wait another minute in case anyone's bashful out
                      there.

Operator:             Your first question comes from Dennis Delafield of
                      Delafield Asset Management.

Dennis Delafield:     Good morning. I haven't followed this closely so I
                      wondered if you would just help me out with the fully diluted number of shares that will be outstanding afterwards and any pro forma numbers you could give us for the past or present as to the impact of the total recap.

Jack Casper:          Well on the impact of the total recap I would direct you
                      to our press release that we put out on the 8 May.

Dennis Delafield:     I have that press release.

Jack Casper:          Okay and appendix one.

Dennis Delafield:     I have appendix one.  But would you like to just tell me
                      the number of shares - I think it's about 25 million 3 is that right?

Jack Casper:          Hold on.  It's 23 million...

Christine Kelly:      Jack, I think -- it's Christine Kelly -- I think it's
                      23.650 approximately rounding.


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                                                                          Page 6



Dennis Delafield:     And that's before the conversion of the remaining 35
                      million.

Christine Kelly:      That's correct.

Dennis Delafield:     Right.  And how about - have you gone back and pro
                      formered any numbers to show the impact on the company at any point in time?

Jack Casper:          No we haven't.  Basically just looked forward.

Dennis Delafield:     Okay. Will you have any information available in the proxy as to anticipated revenues, profitability, or anything else of the company in the period ahead?

Jack Casper:          No. I mean our proxy is dealing strictly with this
                      transaction.

Dennis Delafield:     Yes, I just didn't know if there would be any - if any
                      estimates had been made to the shareholders and therefore those estimates perhaps either as to revenues, margins or anything else would be also in the body of the document.

Jack Casper:          No. Other than what we've publicly disclosed on our
                      conference calls on where our expectations were going to be in three to four years time.

Dennis Delafield:     Would you mind repeating those.

Jack Casper:          Sure. We bought - Steve would you like to...

Steve Perkins:        Yes, we've - we're coming through a - this industry as
                      well as the company is coming through a very difficult time relative to the capital spending in our industry. So we're at a low point in terms of revenues but we are anticipating with the - that the recovery is beginning and we think over the next three to

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                                                                          Page 7


                      four years - that four year period we will take our - we should be able to - and this is without acquisitions, this is basically on internal growth and a recovery of capital spending to more normal levels, that it's our target to get revenues in the $500 million range and to have EBITDA numbers around 12%.

Dennis Delafield:     EBITDA numbers around 12% and of that - and what would the
                      EBIT number be?  I don't know what the DA will be.

Jack Casper:          That'd be about 10%.

Dennis Delafield:     About 10%. Okay. That helps. Thanks very much.

Jack Casper:          You're welcome.

Operator:             Your next question comes from Paul Haagensen of Putnam
                      Investments.

Paul Haagensen        Yes, good morning. What is the total debt now post this
                      transaction including the TIDES remaining debt that's out there?

Jack Casper:          That should be approaching $95 million Paul.

Paul Haagensen:       Ninety-five million.

Jack Casper:          Right.  If we had used the pro forma March 24.

Paul Haagensen:       And post the most recent quarter where there were some
                      write downs, what will be in the equity account post this transaction?

Jack Casper:          Roughly $145 million.



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                                                                          Page 8


Paul Haagensen:       Hundred forty five million.  And that's adjusting for the
                      recent restructuring?

Jack Casper:          That's correct.  It'll be - total debt would be roughly
                      $60 million. The remaining TIDES will be $35 million and stockholders' equity would be roughly $145 million.

Paul Haagensen:       Could you go over those one more time?

Jack Casper:          Sure could. The total debt will be roughly $60 million.
                      The - excuse me, that would be the senior debt. And the TIDES will be $35 million. That'd be the $95 million I was talking about. And then the stockholders' equity would be roughly $145 million.

Paul Haagensen:       Have your customers had any reaction at this point to this recapitalization?

Jack Casper:          I've had conversations with two and they're elated.

Paul Haagensen:       I mean do you think there are any customers out there who
                      have been on the fence with you that, you know, would view this as sort of turning the corner kind of thing and okay to do business with now?

Steve Perkins:        You know, Paul, that's - this is Steve. That's hard to
                      answer. We've had a number of questions over the last three to six months and where we've had those questions we've been able to deal with that pretty proactively without a problem.

                      What you don't know and it's hard to measure is those that don't ask the question. And - but to the best of our knowledge we haven't lost any business that we can specifically - there's been a lot of concern and we know that with


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                                                                          Page 9


                      this announcement that has removed that concern going forward. And we've been proactive in communicating that out to the marketplace.

Paul Haagensen:       Any other comments on your order and backlog situation
                      here and the trends you might be looking at in orders and backlogs?

Steve Perkins:        Well, in our conference call last week we had projected,
                      and this is based on our opportunities that we have quoted and our expected timing of when the customers would be placing the order, so in the fourth quarter we would expect new orders to be in the $80 to $90 million range, which is a significant step-up from what we've been experiencing over the last number of quarters.

                      All we can really speak...

Paul Haagensen:       So do you kind of interpret that to mean we're past the
                      low point of the cycle here?

Steve Perkins:        Well, we would like to think that. But again the
                      visibility is limited and I think in our prior two quarters we actually were not comfortable with even talking about the next quarter. So this is the first time we've felt comfortable talking about the quarter ahead.
                      And from a responsible standpoint that's about all we can really look at this particular point.

                      Our quotations are continuing to be very active and very strong and that normally is a precursor to increased orders.

                      So we'll - we're feeling better today than we did this time - at the end of last quarter.

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                                                                         Page 10



Paul Haagensen:       Right. In terms of your total debt now going forward, what are your objectives with - are you happy with that debt level? Do you want to take it down further? Where do you think you might be headed, you know, over the next 12 to 18 months in terms of that debt level?

Jack Casper:          Paul this is Jack. And I would venture to say that we'd be heading to taking the debt down further.

                      I mean obviously there are situations where for shareholder value and so forth it's good to have some debt. But the best way to have all the flexibility in the world is to have no debt and you're not owing to anybody but your shareholders and your employees.

Steve Perkins:        But based on our short term cash flow forecasting and
                      timing of receipts and so forth, we do expect that debt level to drop a little bit in the near term.

Paul Haagensen:       Do you have any other assets that you're contemplating
                      selling or...?

Jack Casper:          Well, we're looking at a sale leaseback now of our Hyannis facility that's covered by the industrial revenue bonds and if we do that transaction we'll also pay back $5 million worth of (unintelligible) industrial revenue bonds.

Paul Haagensen:       Okay. So that'd be a $5 million debt reduction right
                      there.

Jack Casper:          That's correct.

Paul Haagensen:       And any other assets up - possibly up for sale?

Steve Perkins:        Well, no companies are for sale but we are I think we
                      announced in our restructuring that we are moving to a larger facility in the Leominister area


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                                                                         Page 11


                      and we'll be leasing that new facility and selling the existing facility that we have there.

                      And we also will be selling our facility in England, Gawcott that we announced that we were consolidating into our Buckingham facility. Those these aren't - this is kind of clean-up Paul and there isn't a lot of money there but it's a little bit.

Paul Haagensen:       Okay. So what are we talking about in total here, $5, $6,
                      $7 million?

Jack Casper:          I'd give an estimate of $6 million Paul.

Paul Haagensen:       Okay. And post this restructuring you'll have available
                      credit lines of what?

Jack Casper:          Seventy-six point three million approximately.

Paul Haagensen:       Available?

Jack Casper:          That's correct.

Steve Perkins:        No, that's the commitment.

Paul Haagensen:       That's the commitment.

Jack Casper:          Excuse me Paul, yes. We would have roughly $20 million
                      available.

Paul Haagensen:       Okay, $20 million available.

Jack Casper:          Yes, $20, $21 million.


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                                                                         Page 12


Paul Haagensen:       Okay. All right, thank you.

Jack Casper:          You're welcome.

Operator:             At this time there are no further questions. But if you
                      would like to ask a question, please press star then the number 1 on your telephone keypad.

Jack Casper:          We want to thank - this is Jack Casper, I guess if there's no other questions we'll kind of circle around and finalize here. I would like to thank again the bank group and our TIDES holders and our equity holders for participating in our recapitalization plan.

                      And also thanking all the people who have joined us this morning. Thank you.

Operator:             Mr. Casper.

Jack Casper:          Yes.

Operator:             You do have a follow-up question from Mr. Haagensen.

Jack Casper:          Okay.  Hello?

Paul Haagensen:       Yes, I'm here. Just one more question. On a running rate
                      interest cost basis going forward post the recap, what will be your annual interest expense do you think going forward?

Jack Casper:          I don't expect that to exceed $6 million Paul.

Paul Haagensen:       Okay.


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                                                                         Page 13


Jack Casper:          And at that that will include amortization of deferred
                      financing costs.

Paul Haagensen:       Okay. So you think $5 or $6 million including the
                      amortization?

Jack Casper:          That's correct.

Paul Haagensen:       And the cash expenses will be actually less than that
                      right?

Jack Casper:          That's correct. That'll probably in the $4, $4-1/2
                      million range.

Paul Haagensen:       Actual cash?

Jack Casper:          Actual cash.

Paul Haagensen:       Yes. Okay, thank you.

Jack Casper:          You're welcome.

Operator:             At this time there are no further questions.

Jack Casper:          Thank you.

Operator:             This concludes today's DT Industries conference call.
                      You may now disconnect.


                                       END